Amendment no. 1 to pricing supplement dated June 2, 2023
To prospectus dated April 13, 2023,

prospectus supplement dated April 13, 2023,

product supplement no. 3-I dated April 13, 2023 and

underlying supplement no. 1-I dated April 13, 2023

Registration Statement Nos. 333-270004 and 333-270004-01 Dated June 13, 2023 Rule 424(b)(8)
JPMorgan Chase Financial Company LLC

Structured Investments	$10,000,000 Digital Knock-Out Notes Linked to the S&P 500® Index due June 18, 2024 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated June 2, 2023, related to the notes referred to above (the “pricing supplement”), the Lower Barrier is as follows:

Lower Barrier:	3,376.816, equal to 80.00% of the Index Strike Level
Index Strike Level:	4,221.02, the closing level of the Index on the Strike Date
Strike Date:	June 1, 2023
CUSIP:	48133XLZ7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated June 2, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000121390023046235/ea156044_424b2.htm
•	Product supplement no. 3-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf